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                                                                     EXHIBIT 5.1


March 4, 1999                                        Direct Dial: [214] 651-5553
                                                              boeingw@hayboo.com


Venus Exploration, Inc.
1250 N.E. Loop 410
Suite 1000
San Antonio, Texas  78209


Re: Registration Statement on Form S-3 of 1,100,000 shares of common stock, par value $.01 per share, of Venus Exploration, Inc. ("Common Stock")

Gentlemen:

We are securities counsel to Venus Exploration, Inc., a Delaware corporation (the "Company"), in connection with the registration of approximately 1,100,000 shares of Common Stock (the "Shares") issued to Stratum Group, L.P. in an unregistered transaction as described in the Prospectus.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares are duly authorized and the Shares are validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to this Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP